Exhibit 10.20

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

MAC-GRAY SERVICES, INC.

(“SELLER”)

AND

CATAMOUNT MANAGEMENT CORPORATION (“BUYER”)

Dated as of: April    , 2005

TABLE OF CONTENTS

ARTICLE 1 Purchase and Sale Agreement
1.1	Agreement to Purchase and Sell

ARTICLE 2 The Property
2.1	Description of the Property

ARTICLE 3 Purchase Price; Deposit; Adjustments
3.1	Purchase Price
3.2	Deposit
3.3	Balance of Purchase Price
3.4	Prorations of Taxes
3.5	Prorations of Contracts and Prepaid Expenses
3.6	Utilities
3.7	Estimates
3.8	Adjustment Payments
3.9	Calculation of Prorations
3.10	Seller’s Closing Costs
3.11	Buyer’s Closing Costs
3.12	Closing Statement
3.13	Leaseback
3.14	Survival

ARTICLE 4 Representations, Warranties, Covenants and Agreements
4.1	Seller’s Representations and Warranties
4.2	Hazardous Materials
4.3	Seller’s Covenants
4.4	Buyer’s Representations and Warranties

ARTICLE 5 Access, Inspection, Diligence
5.1	Inspections
5.2	Property Investigations
5.3	Disclosure
5.4	Indemnity
5.5	Inspection Period

ARTICLE 6 As-Is Transaction, Release and Indemnity
6.1	AS-IS Transaction; Buyer Acknowledgments and Agreements
6.2	Buyer’s Release of Seller
6.3	Buyer’s Indemnification of Seller
6.4	Survival

ARTICLE 7 Title and Survey
7.1	Title and Survey Review

7.2	Title Objection
7.3	Seller’s Cure of Title Objections
7.4	Required State of Title
7.5	Personal Property

ARTICLE 8 Conditions to Seller’s and Buyer’s Performance
8.1	Conditions to Seller’s Obligations
8.2	Conditions to Buyer’s Obligations
8.3	Approvals not a Condition to Buyer’s Performance

ARTICLE 9 Closing

9.1	Escrow Closing
9.2	Seller’s Closing Deliveries
9.3	Buyer’s Closing Deliveries
9.4	Delivery of Deposit

ARTICLE 10 Casualty and Condemnation
10.1	Damage or Destruction/Eminent Domain
10.2	Major Casualty
10.3	Material Condemnation

ARTICLE 11 Brokerage Commissions
11.1	Representations and Indemnity

ARTICLE 12 Default, Termination and Remedies
12.1	Seller Default
12.2	Buyer Default

ARTICLE 13 Miscellaneous
13.1	Assignment
13.2	Notices
13.3	Interpretation
13.4	Captions
13.5	Seller’s Warranties Deemed Modified
13.6	No Third-Party Beneficiaries
13.7	Amendments
13.8	Integration
13.9	Cooperation
13.10	Choice of Law
13.11	Waiver of Jury Trial
13.12	Counterparts
13.13	Business Day
13.14	Time of the Essence
13.15	Use of Proceeds to Clear Title
13.16	Submission not an Offer or Option
13.17	Confidentiality

ARTICLE 14 IRS Form 1099-S Designation
14.1	Designee

Schedules
SCHEDULE A	Description of the Real Property
SCHEDULE B	Description of Personal Property
SCHEDULE C	Contracts
SCHEDULE 3.2	Form of Deposit Escrow Agreement
SCHEDULE 3.13	Terms of Lease
SCHEDULE 4.1(b)	List of Legal Proceedings
SCHEDULE 7.4(d)	Seller’s Title Policy
SCHEDULE 9.2(a)	Form of Deed
SCHEDULE 9.2(b)	Form of Bill of Sale
SCHEDULE 9.2(c)	Form of Assignment of Contracts
SCHEDULE 9.2(d)	Form of FIRPTA Affidavit
SCHEDULE 14.1	Form of IRS Form 1099-S

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the    day of April, 2005 by and Mac-Gray Services, Inc., a Delaware corporation (the “Seller”) having an address of 22 Water Street, Cambridge, MA 02141 and Catamount Management Corporation, a Massachusetts corporation, (the “Buyer”) having an address of 90 Everett Avenue, Chelsea, MA 02150.

RECITALS

Seller is the owner of the Property (as defined in Section 2.1 below).  Seller desires to sell the Property to Buyer and Buyer desires to buy the Property from Seller, all on and subject to the terms and conditions hereinafter set forth.

ARTICLE 1

Purchase and Sale Agreement

1.1           Agreement to Purchase and Sell.  In consideration of the mutual undertakings and covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller agrees to sell the Property to Buyer and Buyer agrees to buy the Property from Seller on and subject to the terms and conditions contained in this Agreement.

ARTICLE 2

The Property

2.1           Description of the Property.  The “Property” consists of the following:

(a)           The land located at 22 Water Street, Cambridge, MA,  and more particularly described in Schedule A attached hereto (the “Land”);

(b)           all rights, privileges and easements appurtenant to the Land owned by Seller (collectively referred to as the “Appurtenances”);

(c)           all buildings, improvements and fixtures located on the Land and used in connection with the operation of the buildings located on the Land (collectively, the “Improvements”) (which Land, together with the Appurtenances and Improvements, is collectively referred to as the “Real Property”);

(d)           the tangible personal property, if any, described in Schedule B attached hereto (the “Personal Property”); and

(e)           all of Seller’s interest in the contracts, if any, described in Schedule C attached hereto (the “Contracts”) to the extent consent of any third party is not required;

excluding, however the emergency generator at the Property and equipment and plumbing in the equipment reconditioning area of the building located on the Property.

ARTICLE 3

Purchase Price; Deposit; Adjustments

3.1           Purchase Price.  On the Closing Date, the Buyer agrees to pay the Seller $11,750,000 (the “Purchase Price”), subject to adjustment and as otherwise provided herein.

3.2           Deposit.  Buyer has heretofore made a deposit in the amount of $50,000.00 (the “Offer Deposit”).  Upon the execution of this Agreement, Buyer will deposit with Fidelity National Title Insurance Company, as Escrow Agent (the “Escrow Agent”) the additional sum of Five Hundred Twenty-Five Thousand Dollars ($525,000.00), and the Offer Deposit shall likewise be paid to Escrow Agent (the said $575,000.00 being hereinafter collectively referred to as the “Deposit”) to secure Buyer’s obligations under this Agreement.  If Buyer has not elected to terminate this Agreement at or prior to the expiration of the Inspection Period (as defined below), the deposit shall be deemed nonrefundable, provided Seller has performed, or is ready, willing and able to fully perform, hereunder.  The Escrow Agent will maintain the Deposit and disburse the same pursuant to the terms and conditions of this Agreement and the Deposit Escrow Agreement attached hereto as Schedule 3.2 (the “Deposit Escrow Agreement”).  All amounts held from time to time by the Escrow Agent pursuant to the Deposit Escrow Agreement are referred to herein as the “Escrowed Amount”.  Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely deliver any portion of the Deposit as provided herein, Buyer shall be deemed to have elected to terminate this Agreement and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.3           Balance of Purchase Price.  On the Closing Date (as hereinafter defined) Buyer shall (a) pay to Seller an amount equal to the Purchase Price less the Escrowed Amount in immediately available funds by wire transfer, as prorated and adjusted as provided herein, and (b) direct the Escrow Agent to pay the Escrowed Amount to Seller.

3.4           Prorations of Taxes.  All real and personal property taxes attributable to the year in which the Closing occurs shall be prorated and adjusted as of the Closing Date as an adjustment at the Closing (regardless of whether such taxes and special assessments are then due and payable or delinquent).  If the tax statements for the fiscal year during which the Closing Date occurs are not finally determined, then the tax figures for the immediately prior fiscal year will be used for the purposes of prorating taxes on the Closing Date, with no further adjustment after the Closing.

3.5           Prorations of Contracts and Prepaid Expenses.  To the extent Contracts are not terminated pursuant to Section 4.3(b) below, prepaid or past due amounts under any Assigned Contracts (as hereinafter defined) will be prorated and adjusted as of the Closing Date.  Buyer will be charged for those prepaid expenses allocable to any period after the Closing Date.

3.6           Utilities.  Seller will cause all meters for electricity, gas, water, sewer or other utility usage at the Property to be read on or around the Closing Date.  Seller will pay all charges for such utility charges which have accrued on or prior to the Closing Date.  If the utility companies are unable or refuse to read the meters on or around the Closing Date, all charges for such utility charges to the extent unpaid will be prorated and adjusted as of the Closing Date based on the most recent bills.  Seller shall provide notice to Buyer five (5) days prior to the Closing Date setting forth (i) that utility meters will be read as of the Closing Date or (ii) that utility meters will not be read on the Closing Date along with a copy of the most recent bill for any utility charges which are to be prorated and adjusted as of the Closing Date.

3.7           Estimates.  In the event, on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then, at Seller’s option, those adjustments will be made on the basis of good faith estimates of Seller using currently available information, and final adjustments shall be made within six (6) months after the Closing Date to the extent precise figures are determined or become available.

3.8           Adjustment Payments.  The net amount of all adjustments to be made under this Article 3 will be paid on the Closing Date in immediately available funds.  Post-closing adjustments, if any, will be made in immediately available funds.

3.9           Calculation of Prorations.  All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Buyer entitled to income and responsible for expenses for the Closing Date.  Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period.

3.10         Seller’s Closing Costs.  At the Closing, Seller shall pay and be responsible for the amount due for (i) deed stamps, conveyance tax or documentary tax imposed in connection with the consummation of the transaction contemplated hereby; (ii) recording charges for any instrument which releases or discharges any lien as required by Article 6 hereto; (iii) 50% of the fees charged by Escrow Agent; and (iv) Seller’s counsel’s fees and expenses.

3.11         Buyer’s Closing Costs.  At the Closing, Buyer shall pay and be responsible for (i) recording charges (other than as listed in Section 3.10 above); (ii) charges associated with Buyer’s title insurance, if any, survey and due diligence costs; (iii) 50% of the fees charged by Escrow Agent; and (iv) Buyer’s counsel’s fees and expenses.

3.12         Closing Statement.  Seller will prepare a draft closing statement or will provide Buyer with sufficient information to prepare a draft closing statement at least two (2) days prior to the Closing.  Closing costs not specifically allocated herein shall be borne by the parties as is customary in the locality.

3.13         Leaseback.  From and after the Closing Date, Buyer shall lease portions of the Property to Seller on the terms listed on Schedule 3.13, under a lease to be provided by Seller and agreed upon prior to the expiration of the Inspection Period (the “Lease”).

3.14         Survival.  The provisions of Article 3 will survive the Closing.

ARTICLE 4

Representations, Warranties, Covenants and Agreements

4.1           Seller’s Representations and Warranties.  Seller makes the representations and warranties to Buyer which are set forth below, as of the date of this Agreement and as of the Closing Date.

(a)           This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller’s organizational documents or by law have been obtained.  All documents that are to be executed by Seller and delivered to Buyer on the Closing Date will be, duly executed, authorized and delivered by Seller.  This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) is subject.

(b)           To the best of Seller’s knowledge, except as set forth in Schedule 4.1(b) attached hereto, there are no actions, suits or proceedings (including arbitration proceedings) pending or to the best of Seller’s knowledge, threatened against Seller which could have a material adverse effect on the Property, Seller’s interest therein, or Seller’s ability to perform its obligations hereunder.

(c)           To the best of Seller’s knowledge, Seller has no current written notice of a condemnation action against the Property.

(d)           Seller is not a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code).  Seller shall provide Buyer with an affidavit to this effect at Closing.

Except as expressly provided in this Section 4.1, Seller is not making and has not at any time made any representation or warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith.  Based upon Buyer’s familiarity with the Property, Buyer’s due diligence relating the Property and

Buyer’s experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general, Buyer shall purchase the Property on the Closing Date in its “AS IS, WHERE IS AND WITH ALL FAULTS” condition, without any representation or warranty whatsoever.  Buyer fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Buyer’s investigations.  Seller and Buyer acknowledge that the Purchase Price to be paid to Seller for the Property has taken into account that the Property is being sold subject to the foregoing provisions of this Section 4.1.

4.2           Hazardous Materials.  Seller makes no representations or warranties as to the presence or absence of any Hazardous Materials in, on, under or about the Property.  Except solely with respect to Excluded Claims (defined below), (a) Buyer specifically waives any private right of action provided under CERCLA and/or any other Environmental Laws to recover or be reimbursed for any liabilities, costs, fees, or expenses from the Seller, and (b) Buyer agrees to accept complete responsibility for the allocation of any response costs under CERCLA and any other Environmental Laws.  Buyer shall indemnify, protect, defend and hold the Seller harmless from and against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses, (including, without limitation, attorneys’ fees and costs to the extent permitted by law) directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, the presence of any Hazardous Materials in, on or about the Property, the release of Hazardous Materials from the Property, any violation of any Environmental Laws or other laws, or any other environmental matter or condition, that is related to the Property and that either (i) arises as a result of events occurring subsequent to Closing, or as a result of negligence on the part of Buyer or its affiliates or its or their employees, agents, consultants, or contractors, at any time, or (ii) is asserted by or on behalf of any unit owner or mortgagee, resident, visitor or employee at the Property or any other person or entity having an interest in or access to the Property or any present or future improvements thereon after the Closing (other than Excluded Claims).  As used herein, the term “Excluded Claims” means solely (x) those asserted by any owner of property in the vicinity of the Property based on migration of Hazardous Materials thereto from the Property prior to the Closing and (y) those asserted by any governmental authority based on such migration from the Property prior to the Closing or based on any disposal of Hazardous Materials offsite by Seller prior to the Closing).  The agreements, waiver and indemnity set forth in this Section 4.2 shall survive the Closing.

4.3           Seller’s Covenants.  Seller hereby covenants and agrees with Buyer that:

(a)           At all times from the execution of this Agreement to the Closing Date, it shall maintain such casualty insurance on the Improvements as is presently insured.

(b)           Seller agrees to terminate as of the Closing Date, any property management, leasing brokerage and service contract or agreement relating to the Property unless Buyer requests otherwise, by written notice to Seller prior to the expiration of the Inspection Period.  To the extent the same are assignable by Seller, any service contracts or agreements which are designated by Buyer as contracts or agreements which should not be terminated shall be assigned to, and assumed by, Buyer at Closing, which assignment shall be without recourse to Seller (the “Assigned Contracts”).

4.4           Buyer’s Representations and Warranties.  Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date:  that it is a knowledgeable about real estate investments and is capable of understanding the transaction contemplated hereby; that this Agreement has been duly authorized, executed and delivered by Buyer; and that all consents required under Buyer’s organizational documents or by law have been obtained.  All documents that are to be executed by Buyer and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer.  This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer or the Property (or any portion thereof) is subject.

ARTICLE 5

Access, Inspection, Diligence

5.1           Inspections.  Seller agrees that Buyer and its authorized agents or representatives shall be entitled to enter upon the Real Property and the Improvements during normal business hours upon advance written notice to Seller to make such investigations, studies and tests including, without limitation, surveys and engineering studies, as Buyer deems necessary or advisable.

5.2           Property Investigations.  All investigations made by Buyer will be at Buyer’s sole cost and expense and will be performed without causing any damage to the Property or any interruption in the ongoing business activities at the Property.  Buyer shall not cause any adverse impact to the Property and will restore the Property in a timely manner at Buyer’s sole cost to the condition that existed immediately prior to the Property investigations.  Seller understands, and it is agreed, that the investigations will include surveying and engineering studies and perhaps a Phase I or Phase II environmental site assessment (all investigations of the Property or any materials regarding the ownership, management, use or operation of the Property are collectively called the “Property Investigations”).  Upon the execution hereof, Seller shall deliver to Buyer, solely for informational purposes and not for reliance, any existing survey plan(s), title report(s), title insurance policy(ies), environmental report(s), and or reports from any prior Property Investigations which are in Seller’s possession or control.  With respect to these Property Investigations, Buyer will obtain Seller’s advance approval of the scope of any proposed activities, particularly as they may involve the investigations of ground water or subsurface soil conditions, and allow one of Seller’s representatives to be present during any such activities.  Buyer will promptly provide Seller, at Seller’s request, solely for informational purposes and not for reliance, with a copy of any report, draft report or evaluation (“Reports”) which indicates the presence of hazardous substances on the Property or the violation of any applicable law, as well as any other Reports prepared in connection with the Property Investigations.  Except as specifically provided below, Buyer agrees to keep confidential and not to disclose the results of any Property Investigations or the contents of any Reports, except to Buyer’s principals, attorneys, lenders, engineers, consultants, investors and others, as reasonably necessary in connection with the acquisition and financing of the Property.

5.3           Disclosure.  In the event that Buyer determines that Buyer is required by applicable law to notify a federal, state or local governmental agency or any other party with respect to the conditions at the Property as a result of any Property Investigation, Buyer shall immediately notify Seller and Seller shall make such disclosure as Seller determines appropriate.  If Seller determines not to notify such public agency or other party after such notice and Buyer feels that Buyer is still required by law to make such disclosure and so notify Seller, Seller will hire an independent consultant reasonably approved by Buyer to make the determination for Seller of whether such public disclosure is required and such determination will be binding upon both Buyer and Seller.

5.4           Indemnity.  Buyer assumes all risks associated with the Property Investigations and indemnifies, defends and holds Seller, its members, officers, directors, shareholders, principals, agents, representatives, attorneys, and employees harmless against any claim or demand on account of any loss, damage or injury to any person or property by reason of any act, omission or negligence by Buyer or Buyer’s agents or employees in connection with the Property Investigations.  Buyer agrees at all times during the entries onto the Property that either Buyer or Buyer’s contractors will carry comprehensive general liability insurance on an occurrence basis (including contractual liability, contractor’s protective liability, personal injury and property damage coverage) in a combined single limit of at least $1,000,000, with a deductible of no more than $50,000, employer’s liability in the amount of $500,000 (each accident) and the statutory limit with respect to workers compensation and provide Seller with evidence of such insurance coverage, if requested, prior to any entry onto the Property.  The provisions of this section 5.4 shall survive the Closing or any termination of this Agreement.

5.5           Inspection Period.  Buyer shall notify Seller by 5:00 p.m. Eastern Time on the date which is forty-five (45) after the date hereof (the “Inspection Period”) of the results of its due diligence.  In the event that Buyer, in its sole and absolute discretion, is not satisfied with the results of its due diligence (whether or not based on the contents of any Reports), then Buyer may elect, by written notice to Seller, on or before 5:00 p.m. Eastern Time on the expiration of the Inspection Period, not to proceed with the transaction described herein.  In such event, provided that Buyer provides Seller with copies of all of its diligence materials prepared by third parties, the Escrow Agent shall be required to return the Escrowed Amount in accordance with the Deposit Escrow Agreement and this Agreement shall be null and void without recourse to either party hereto, except for those obligations which expressly survive the termination of this Agreement.  In the event Buyer fails to terminate this Agreement prior to 5:00 p.m. Eastern Time on the last day of the Inspection Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5.  Buyer and Seller each acknowledge and agree that Buyer shall have no additional period after the expiration of the Inspection Period to conduct further due diligence.

ARTICLE 6
As-Is Transaction, Release and Indemnity

6.1           AS-IS Transaction; Buyer Acknowledgments and Agreements.  Buyer hereby acknowledges and agrees as follows:

(a)           Buyer is acquiring the Property “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN,” in its present state and condition as of the Closing Date, with no rights of recourse against Seller (or any related or affiliated party) for same.  Buyer acknowledges that Buyer will be given a full and complete opportunity to conduct its own investigation as to any matter, fact, or issue which might influence Buyer’s decision to purchase the Property.  During the Inspection Period, Buyer shall make a thorough inspection and investigation of the Property employing its own experts for such purpose.  Buyer shall make, or cause to be made by experts of its own choice, a thorough review and analysis of the Property.  Buyer represents and warrants as of the Closing that Buyer has conducted a thorough inspection of the Property and is not relying on any representation or warranty of Seller.  Buyer understands and agrees that Seller makes no warranties regarding, and shall have no liability whatsoever with respect to, the accuracy, correctness, or suitability of any of the offering or other materials provided by Seller or its agents.  Buyer further acknowledges that the AS-IS nature of the transaction and the other terms and conditions described in this Section have been taken into account in the establishment of the Purchase Price.

(b)           Neither Seller nor any of Seller’s agents, contractors, consultants, attorneys, or representatives have made, do not make, and specifically negate and disclaim, and Buyer is not relying on, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning, or with respect to: (i) the value of the Property; (ii) any income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including the possibilities for further development of the Property or construction thereon; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon; (v) the manner, quality, state of repair or lack of repair on the Property or any improvements thereon; (vi) the nature, quality or condition of the Property, including, without limitation, with respect to water conditions, soil, geological or geotechnical condition (including, without limitation, soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including, without limitation, any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (vii) the compliance of or by the Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (viii) the manner or quality of the construction or materials incorporated into the Property; (ix) compliance with any environmental protection, pollution or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Massachusetts Contingency Plans, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency

regulations at 40 CFR, Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and regulations promulgated under any of the foregoing; (x) the presence or absence of radon gas, methane gas, or any hazardous materials at, on, under, or adjacent to the Property; (xi) the content, completeness or accuracy of any offering materials or other due diligence materials or preliminary reports regarding title; (xii) the conformity of any improvements to any plans or specifications, including, without limitation, any plans and specifications that may have been or may be provided to Buyer; (xiii) the conformity of the Property to past, current or future applicable zoning or building requirements; (xiv) deficiency of any undershoring; (xv) deficiency of any drainage; (xvi) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (xvii) the fact that all or a portion of the Property may be located in or near a “wildlands” area or a state fire responsibility area (SFRA); (xviii) the existence of vested land use, zoning or building entitlements affecting the Property; (xix) water rights or the availability of or access to water; (xx) the presence or suitability of any utilities or availability thereof, or (xxi) any other matter relating to the Property or to the development, construction, operation, or sale of the Property, including, but not limited to, legal requirements, valuations, feasibility, cost, governmental permissions or entitlements, claims and obligations, license and other use rights and claims, the future use and operation of the Property and marketability and investment return. Neither Seller nor its agents, contractors, consultants, attorneys, or representatives shall be liable for any relief, including damages, rescission, reformation, allowance or adjustments based on the failure of the Property, including, but not limited to, amount of acreage, square footage, zoning, and environmental condition, to conform to any specific standard or expectation, or any third party documents or information.

(c)           The Property and the development thereof are subject to numerous governmental requirements under the jurisdiction of multiple local, state, and federal agencies.  It is Buyer’s sole responsibility to obtain all necessary and/or appropriate governmental approvals and entitlements for the further development of the Property.  Seller makes no representations or warranties of any kind regarding any governmental approvals or entitlements or the ability to develop the Property now or in the future.  Buyer acknowledges and understands that the entitlement and regulatory approval process is extremely complicated and uncertain, and involves a substantial number of steps.  Buyer acknowledges that it is a sophisticated real estate development company and is familiar with such risks.  Buyer shall be solely responsible to obtain, at its sole cost, all governmental approvals, which may from time to time be required for the further development of the Property.  Buyer acknowledges and agrees that Seller shall have no liability, obligation, or responsibility for any costs, fees, or expenses of any kind whatsoever related to, or associated with the Property after the Closing.

6.2           Buyer’s Release of Seller.

(a)           AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE PROPERTY, BUYER, ON BEHALF OF ITSELF, AND ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES, AND RELEASES SELLER, ITS MEMBERS, PRINCIPALS, AGENTS, REPRESENTATIVES, ATTORNEYS AND EMPLOYEES FROM ANY AND ALL CLAIMS, DEMANDS, OBLIGATIONS,

DAMAGES, CAUSES OF ACTION AND LIABILITY, WHETHER KNOWN OR UNKNOWN, OTHER THAN THOSE FOR BREACH OF SELLER’S COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, THAT ARE BASED DIRECTLY OR INDIRECTLY ON, ARISE FROM OR IN CONNECTION WITH, OR ARE RELATED TO: (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PROPERTY’S PROXIMITY TO ANY GEOLOGICAL HAZARD, OR THE PRESENCE OF HAZARDOUS SUBSTANCES AT THE PROPERTY, WHETHER IN COMMON LAW OR UNDER ANY EXISTING OR HEREINAFTER ENACTED FEDERAL, STATE OR LOCAL LAW, REGULATION, OR ORDINANCE, INCLUDING, WITHOUT LIMITATION, CERCLA AND RCRA, AS AMENDED, AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF SELLER, (B) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, DETERMINATIONS, CONCLUSIONS, ASSESSMENTS, ASSERTIONS OR ANY OTHER INFORMATION CONTAINED IN ANY OF THE DOCUMENTS DELIVERED TO BUYER IN CONNECTION HEREWITH, OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE INFORMATION RELATING TO THE PROPERTY OR THE DOCUMENTS DELIVERED TO BUYER IN CONNECTION HEREWITH, OR (C) ANY DEFECT, INACCURACY OR INADEQUACY IN THE CONDITION OF TITLE TO THE PROPERTY, LEGAL DESCRIPTION OF THE PROPERTY, OR COVENANTS, RESTRICTIONS, ENCUMBRANCES OR ENCROACHMENTS WHICH AFFECT THE PROPERTY.

(b)           BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTY AND/OR THE DOCUMENTS DELIVERED TO BUYER IN CONNECTION HEREWITH, (ii) BUYER’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE SELLER AND EACH OF THE OTHER SELLER PARTIES AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (iii) BUYER KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL, OR OTHER LAWS WHICH DO OR WOULD NEGATIVELY AFFECT VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS AGREEMENT.

(c)           The foregoing waiver and release by Buyer hereby acknowledges and agrees that upon the consummation of the Closing, Seller shall be deemed to have satisfied and fulfilled all of Seller’s covenants, indemnities, and obligations contained in this Agreement and any documents executed by Seller for the benefit of Buyer in connection with the Closing, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except to the extent of any obligation or liability Seller may have under this Agreement for a breach of Seller’s covenants, representations and warranties as to which Seller’s liability, if any, shall be limited as provided in Section 4.1 hereof.  Buyer agrees never to commence, aid in any way, or prosecute against Seller, its members, principals, agents, representatives, attorneys or employees, any action or other proceeding based upon any claim covered by this Release.

6.3           Buyer’s Indemnification of Seller.  To the maximum extent permitted by law, irrespective of the active or passive negligence of Seller, Buyer agrees to, and hereby does, indemnify and hold Seller harmless, and agrees to defend Seller, from and against any and all claims, demands, suits, actions, losses, damages, injuries, judgments, costs and expenses, including reasonable attorneys’ fees and costs, including, without limitation, future claims by purchasers of condominium units, homeowners associations, or any other parties, in any manner arising out of, caused by, or related to (i) Buyer’s or its agents’ or employees’ access or activities upon the Property, or any portion thereof, at any time, (ii) any actions or activities related to the marketing and sale of condominiums and/or other residential units, including, without limitation, claims related to fraud and/or misrepresentation by Buyer or any agent, employee, or salesperson of Buyer; (iii) any work or improvements on the Property performed by Seller or its agents, contractors or subcontractors prior to the Closing Date, including, without limitation, the construction of any building or other physical improvements on the Property, (iv) the assignment of any recourse rights against any third parties, including, without limitation, any subcontractors, pursuant to the terms of this Agreement, or (v) events occurring on or related to the Property after the Closing Date.  The foregoing indemnification in this Section 6.3 does not include environmental claims inasmuch as those are addressed and indemnified against in Section 4.2 above.

6.4           Survival.  The provisions of this Article 6, including without limitation the waiver, release and indemnification provisions, shall survive the Closing.

ARTICLE 7
Title and Survey

7.1           Title and Survey Review.  Buyer shall, during the Inspection Period, review all title and survey matters.  Buyer shall cause to be prepared for its behalf title insurance commitments, including such affirmative insurance and endorsements as Buyer may desire.  Buyer may also cause to be prepared an ALTA/ACSM as-built survey of the Real Property, certified to Buyer, the title insurance company, and any lender of Buyer.  Such title commitment and survey being referred to as “Title Evidence”.

7.2           Title Objection.  By the end of the Inspection Period, Buyer will make its written objections (“Title Objections”) to the form and/or contents of the Title Evidence as Buyer may wish along with copies of the Title Evidence.  Buyer’s failure to make Title Objections with respect to a particular matter existing of record as of the date of this Agreement within such time period will constitute a waiver of Title Objections with respect to any such matter.  Any matter shown on such Title Evidence and not objected to by Buyer prior to the end of the Inspection Period shall be a “Permitted Exception” hereunder.

7.3           Seller’s Cure of Title Objections.  Seller agrees to use reasonable efforts to attempt to cure Title Objections raised by Buyer that will not require the expenditure of more that $25,000 in the aggregate, and otherwise shall have the election of whether or not to attempt such cure.  If Seller notifies Buyer in writing that it elects not to attempt to cure any Title

Objections raised by Buyer, then Buyer may within three (3) business days of receipt of such notice elect to (i) terminate this Agreement and receive a refund of the Escrowed Amount in accordance with the Deposit Escrow Agreement or (ii) proceed to close without any reduction in the Purchase Price.  Notwithstanding the foregoing, with respect to voluntary liens securing payment of an ascertainable amount (“Monetary Liens”), Seller shall remove or cure the same by payment of funds from Closing.  Seller may elect to extend the Closing for a period of up to thirty (30) days to permit Seller to cure any Title Objections which it agrees or elects to attempt to cure (the “Cure Period”).  Seller shall remove any encumbrances or exceptions to title which are created by, through or under Seller after the date of the Title Insurance Commitment and which are not consented to by Buyer under the terms hereof.  If the Title Objections are not cured prior to Closing, Buyer will have the option as its sole and exclusive remedies to (i) terminate this Agreement and receive a refund of the Escrowed Amount in accordance with the Deposit Escrow Agreement or (ii) proceed to close without any reduction in the Purchase Price.  If Buyer elects the latter, any uncured Title Objections shall be deemed Permitted Encumbrances.

7.4           Required State of Title.  At the Closing, Seller shall convey by quitclaim deed to Buyer (or to Buyer’s nominee) title to all of the Land and the Improvements free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

(a)           The lien, if any, for real estate taxes not yet due and payable;

(b)           The Permitted Exceptions;

(c)           Provisions of existing building and zoning laws; and

(d)           Matters listed as exceptions on Seller’s title policy, a copy of which is attached hereto as Schedule 7.4(d).

7.5           Personal Property.  At the Closing, Seller shall convey the Personal Property to Buyer by bill of sale substantially in the form attached hereto as Schedule 9.2(c).

ARTICLE 8
Conditions to Seller’s and Buyer’s Performance

8.1           Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

(a)           Buyer having performed in all material respects all covenants and obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date; and

(b)           Buyer shall have paid, and Seller shall have received, the Purchase Price, as adjusted and prorated hereunder.

8.2           Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

(a)           The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Seller shall deliver a certificate to such effect at Closing;

(b)           Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

8.3           Approvals not a Condition to Buyer’s Performance.  Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Inspection Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Owner’s title insurance policy, or (e) financing.

ARTICLE 9
Closing

9.1           Escrow Closing.  Except as otherwise expressly provided in this Agreement, the consummation of the transaction contemplated in this Agreement (the “Closing”) shall occur through an escrow closing arrangement at 10:00 a.m. at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109 on the date which is thirty (30) days after the expiration of the Inspection Period (provided that the Middlesex County Registry of Deeds is open for business on such day, and if not so open then on the next business day) (the “Closing Date”).  The Purchase Price shall be paid to Seller upon final title rundown and recording of the deed and delivery of the other items listed in Section 9.2 below.  It is agreed that time is of the essence in this Agreement.

9.2           Seller’s Closing Deliveries.  On the Closing Date Seller shall deliver or cause to be delivered at its expense each of the following items to Buyer:

(a)           A duly executed and acknowledged quitclaim deed conveying the Real Property and the Improvements to Buyer with title as provided in Section 7.4, such deed to be in the form attached hereto as Schedule 9.2(a);

(b)           A duly executed bill of sale conveying the Personal Property to Buyer in the form attached hereto as Schedule 9.2(b);

(c)           A duly executed assignment and assumption of the Assigned Contracts (the “Assignment of Contracts”) together with original counterparts of the Assigned Contracts in the form attached as Schedule 9.2(c);

(d)           A certificate or certificates of non-foreign status from Seller in the form attached hereto as Schedule 9.2(d);

(e)           Customary affidavits sufficient for the Title Company to delete any exceptions for parties in possession and mechanic’s or materialmen’s liens from Buyer’s title policy;

(f)            Evidence reasonably satisfactory to Buyer and the Title Company of Seller’s authority to convey the Property pursuant to this Agreement in form and substance reasonably satisfactory to Buyer and the Title Company;

(g)           A counterpart original of the closing statement setting forth the Purchase Price, the closing adjustments and the application of the Purchase Price as adjusted;

(h)           An original fully executed counterpart of the Lease; and

(i)            Any and all transfer tax returns, declarations of value or other documents required under applicable law or necessary for recordation of the deed.

9.3           Buyer’s Closing Deliveries.  On the Closing Date Buyer shall deliver or cause to be delivered at its expense each of the following to Seller:

(a)           A counterpart original of the closing statement setting forth the closing adjustments;

(b)           An original fully executed counterpart of the Lease;

(c)           Such other instruments as Seller may reasonably request to effectuate the transaction contemplated by this Agreement without additional liability or expense to Buyer; and

(d)           A duly executed counterpart of the Assignment of Contracts.

9.4           Delivery of Deposit.  On the Closing Date the Escrow Agent will deliver or cause to be delivered the Escrowed Amount pursuant to the terms of the Deposit Escrow Agreement.

ARTICLE 10
Casualty and Condemnation

10.1         Damage or Destruction/Eminent Domain.  Buyer is bound to purchase the Property as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of the Property by right of eminent domain, provided that the occurrence of any damage or destruction to the Property involves repair costs equal to or less than $1,000,000 (“Damage Threshold Amount”), and any condemnation does not materially and adversely affect the use and value of the Property (“Immaterial Condemnation”).  If Buyer is so bound to purchase the Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the Closing, Buyer shall receive a credit against the Purchase Price for such Property in the amount (net of collection costs and costs of repair reasonably incurred by the Seller and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by the Seller as a result of any such damage, destruction or condemnation, plus (in the case of damage) the amount of the deductible portion of the Seller’s insurance policy, and the Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the Closing.

10.2         Major Casualty.  If any of the Improvements are damaged by fire or any other casualty the cost for repair of which is reasonably estimated to exceed $1,000,000 and are not substantially restored to the condition immediately prior to such casualty before the Closing Date, Buyer shall have the following elections:

(a)           to acquire the Property in its then condition and pay the Purchase Price without regard to the casualty, in which event Seller shall pay over or assign to Buyer, on delivery of the deed, (i) all amounts recovered or recoverable by Seller on account of any insurance as a result of such casualty, less amounts reasonably expended by Seller for partial restoration; and (ii) an amount of money equal to Seller’s deductible or

(b)           to terminate this Agreement in which event the Escrow Agent shall return the Escrowed Amount pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate and neither Seller nor Buyer shall have any recourse against the other.

10.3         Material Condemnation.  If any portion of or interest in the Property shall be taken or is in the process of being taken by exercise of the power of eminent domain or if any governmental authority notifies Seller prior to the Closing Date of its intent to take or acquire any portion of or interest in the Property, and such condemnation would materially and adversely affect the value of the Property (“Material Condemnation”), Seller shall give notice promptly to Buyer of such event.  If such taking would materially, adversely affect the use and value of the Property, then Buyer shall have the option to terminate this Agreement by providing notice to Seller to such effect on or before the date which is ten (10) days from Seller’s notice to Buyer of such taking or on the Closing Date, whichever occurs first, in which event the Escrow Agent shall return the Escrowed Amount pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate, and neither Seller nor Buyer shall have any recourse against the other.  If Buyer does not timely notify Seller of its election to terminate this Agreement, Buyer shall purchase the Property and pay the Purchase Price, and Seller shall pay over or assign to Buyer on delivery of the deed all awards recovered or recoverable by Seller on account of such taking, less any amounts reasonably expended by Seller in obtaining such award.

ARTICLE 11
Brokerage Commissions

11.1         Representations and Indemnity.  Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement other than CB Richard Ellis (the “Seller’s Broker”).  Seller is responsible for the compensation of the Seller’s Broker pursuant to a separate agreement.  Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finder’s fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Seller or on Seller’s behalf, including, but not limited to the Seller’s Broker.  Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finders’ fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Buyer or on Buyer’s behalf.  The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

ARTICLE 12
Default, Termination and Remedies

12.1         Seller Default.  In the event that Seller breaches its obligations hereunder, the Buyer may either (i) elect to terminate this Agreement and receive the Deposit, in which event this Agreement shall be null and void without further recourse to either party hereto, or (ii) take legal actions necessary to compel Seller’s specific performance hereunder (it being acknowledged that damages at law would be an inadequate remedy), and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement.  As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within thirty (30) days after the occurrence of Seller’s default.  Buyer agrees that its failure to timely commence such an action for specific performance within such thirty (30) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.  In no event shall Seller be liable to Buyer for any consequential (including lost profits) or punitive damages based upon any breach of this Agreement, including, without limitation, breaches of representation or warranty.  Buyer further agrees that recourse for any liability of Seller under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited as set forth herein, and (i) solely to the Property, if Closing has not occurred, and (ii), following the Closing, to the extent of the Purchase Price allocated and distributed to Seller.  In no event shall Buyer seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Seller, nor shall any of the foregoing have any personal liability for any such obligations of Seller.

12.2         Buyer Default.

THE PARTIES HERETO, BEFORE ENTERING INTO THIS AGREEMENT, HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT THAT BUYER SHOULD FAIL TO PURCHASE THE PROPERTY ACCORDING TO THE TERMS OF THIS AGREEMENT OR THE ESCROW INSTRUCTIONS ENTERED INTO BY THE PARTIES IN CONNECTION WITH THIS AGREEMENT.  WITH THE FLUCTUATION IN THE LAND VALUES, THE HIGHLY UNPREDICTABLE STATE OF THE ECONOMY, THE PERIOD OF TIME BETWEEN THE DATE OF THIS AGREEMENT AND THE CLOSE OF ESCROW, AND OTHER FACTORS WHICH DIRECTLY OR INDIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY, THE PARTIES REALIZE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY PRIOR TO SIGNING THIS AGREEMENT THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY SELLER IN THE EVENT OF BUYER’S FAILURE TO PURCHASE THE PROPERTY UNDER THE TERMS OF THIS AGREEMENT, THE ESCROW INSTRUCTIONS, OR ANY EXHIBITS HERETO OR THERETO.  THE PARTIES, HAVING MADE A DILIGENT ENDEAVOR TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WHICH SELLER WOULD SUFFER IN THE EVENT OF BUYER’S FAILURE TO PURCHASE THE PROPERTY, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE SUM EQUAL TO THE AMOUNT OF THE DEPOSIT.  THEREFORE, IN THE EVENT THE ESCROW SHALL FAIL TO CLOSE OR IS CANCELED OR TERMINATED FOR ANY REASON OTHER THAN SELLER’S DEFAULT HEREUNDER, OR THE CANCELLATION OF THIS AGREEMENT BY BUYER PURSUANT TO THE TERMS OF SECTION 5.5 OF THIS AGREEMENT, SELLER SHALL BE ENTITLED TO AND MAY RETAIN THE ENTIRE DEPOSIT AS LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY.  THE AMOUNT OF THE LIQUIDATED DAMAGES HAS BEEN ESTABLISHED BY THE PARTIES AS THE AMOUNT OF THE MONETARY DAMAGES SELLER WILL SUFFER BASED SOLELY UPON A FAILURE BY BUYER TO PURCHASE THE PROPERTY AND SELLER SHALL BE ENTITLED TO RECOVER NO OTHER DAMAGES FROM BUYER BASED SOLELY UPON A FAILURE BY BUYER TO PURCHASE THE PROPERTY.  BY INITIALING BELOW, THE PARTIES EXPRESSLY UNDERSTAND AND AGREE TO THE FOREGOING PROVISIONS RELATING TO LIQUIDATED DAMAGES.

SELLER’S INITIALS	BUYER’S INITIALS

ARTICLE 13
Miscellaneous

13.1         Assignment.  Buyer may not assign any of Buyer’s rights or duties hereunder (except to a nominee controlled by Buyer or the principals of Buyer) without the prior written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion.  The covenants and agreements contained in this Agreement shall extend to and be obligatory upon the permitted successors and assigns of the respective parties to this Agreement.

13.2         Notices.  Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused by hand during regular business hours, (ii) the next business day if sent by a reputable national overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iii) when sent if sent by facsimile during business hours, addressed to Seller or Buyer, as the case may be, at the address or addresses or facsimile number set forth below or such other addresses as the parties may designate in a notice similarly sent.  Any notice given by a party to Escrow Agent shall be simultaneously given to the other party.  Any notice given by a party to the other party relating to its entitlement to any portion of the Deposit shall be simultaneously given to the Escrow Agent.  Notices to Seller, Buyer and/or Escrow Agent shall be delivered as follows:

If to Seller:

Mac-Gray Services, Inc.
22 Water Street
Cambridge, MA 02141
Attn:  Graeme S.R. Brown, Vice President and General Counsel
Fax:  (617) 492-5386

With a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109

Attn:       Adam N. Weisenberg, Esq.
Fax:  617-227-8591

If to Buyer:

Catamount Management Corporation
90 Everett Avenue
Chelsea, MA 02150
Attn:  Chris Kaneb
Fax:

with a copy to:

Marcus Errico Emmer & Brooks, P.C.
45 Braintree Hill Office Park
Braintree, MA 02184
Attn:  V. Douglas Errico, Esq.
Fax:  (781) 843-1529

If to the Title Company:

Fidelity National Title Insurance Company
133 Federal Street
Boston, MA 02110
Attn:  Kevin T. Creedon, Vice President and Regional Counsel
Fax:  (617) 350-8826

13.3         Interpretation.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

13.4         Captions.  The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

13.5         Seller’s Warranties Deemed Modified.  To the extent that Buyer acquires information prior to the Closing Date that Seller’s representations or warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

13.6         No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13.7         Amendments.  This Agreement may be amended only by a written instrument executed by Seller and Buyer.

13.8         Integration.  This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

13.9         Cooperation.  From and after the date of this Agreement, Seller and Buyer agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with the terms hereof.

13.10       Choice of Law.  This Agreement shall be construed under and in accordance with the laws of The Commonwealth of Massachusetts.

13.11       Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

13.12       Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller are not signatory to the same counterpart.

13.13       Business Day.  In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or Legal Holiday, the date applicable shall be the next business day.

13.14       Time of the Essence.  Time is of the essence of this Agreement.

13.15       Use of Proceeds to Clear Title.  To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to the Escrow Agent as title company is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

13.16       Submission not an Offer or Option.  The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

13.17       Confidentiality.  Buyer agrees to maintain in confidence, and not to discuss with or to disclose to any person or entity who is not a party to this Agreement, the existence of this Agreement, any term of this Agreement or any aspect of the transactions contemplated hereby, except as provided in this Section 13.17.  In particular, Buyer shall not discuss the sale with or approach the City of Cambridge or enter into any agreements or apply for any zoning relief prior to the Closing Date.  Buyer may discuss with and disclose to its accountants, attorneys, existing or prospective lenders, partners, consultants and other professional advisors to the extent such parties reasonably need to know such information and are bound by a confidentiality obligation identical in all material respects to the one created by this Article.  This provision shall survive termination of this Agreement but shall terminate upon Closing.

ARTICLE 14
IRS Form 1099-S Designation

14.1         Designee.  In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Schedule 14.1 at or prior to the Closing to designate the Title Company (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Designee with the information necessary to complete Form 1099-S; (iii) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Designee; and (iv) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of the Designee.  The Designee shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLER:

Mac-Gray Services, Inc.

By:
Name:
Title:

BUYER:

Catamount Management Corporation

By:
Name:
Title: